Monsanto Company
800 North Lindbergh Blvd St. Louis, Missouri 63167

Release	Immediately

Contact	Media: Lee Quarles (314-694-2330)
Analysts: Scarlett Lee Foster (314-694-8148)

MONSANTO SEES RECORD SALES IN FISCAL YEAR 2008; GROWTH SERVES AS STRONG BASE FOR 2009
Monsanto increases gross profit target for 2012 to $9.5 billion to $9.75 billion

St. Louis – Oct. 8, 2008

($ in millions)	Fourth Quarter 2008	Fourth Quarter 2007	Fiscal Year 2008	Fiscal Year 2007
Net Sales by Segment
Corn seed and traits	$353	$364	$3,542	$2,807
Soybean seed and traits	110	33	1,174	901
Cotton seed and traits	89	59	450	319
Vegetable seeds	223	168	744	612
All other crops seeds and traits	166	118	459	325
TOTAL Seeds and Genomics	$941	$742	$6,369	$4,964

Roundup and other glyphosate-based herbicides	$936	$632	$4,094	$2,568
All other agricultural productivity products	174	144	902	817
TOTAL Agricultural Productivity	$1,110	$776	$4,996	$3,385

TOTAL Net Sales	$2,051	$1,518	$11,365	$8,349

Gross Profit	$960	$643	$6,177	$4,230

Operating Expenses	$1,186	$995	$3,456	$2,821

Interest (Income) Expense – Net	$(14)	$10	$(22)	$16
Other Expense (Income) – Net	$7	$33	$(183)	$64

Net (Loss) Income	$(172)	$(210)	$2,024	$993

Diluted (Loss) Earnings per Share (See note 1.)	$(0.31)	$(0.39)	$3.62	$1.79
Items Affecting Comparability – EPS Impact
Income on Discontinued Operations	$(0.01)	$(0.13)	$(0.04)	$(0.15)
Acquired In-Process R&D (De Ruiter and Delta and Pine Land)	$0.29	$0.34	$0.29	$0.34
Solutia Claim Settlement			$(0.23)
Diluted (Loss) Earnings per Share from Ongoing Business (For the definition of ongoing EPS, see note 1.)	$(0.03)	$(0.18)	$3.64	$1.98

Effective Tax Rate (Continuing Operations)	21%	29%	31%	30%

-more-

Comparison as a Percent of Net Sales:	Fourth Quarter 2008	Fourth Quarter 2007	Fiscal Year 2008	Fiscal Year 2007
Gross profit	47%	42%	54%	51%
Selling, general and administrative expenses (SG&A)	35%	39%	20%	22%
Research and development expenses (excluding acquired in-process R&D)	15%	15%	9%	9%
Income (Loss) before income taxes and minority interest	(11)%	(26)%	26%	16%
Net Income (Loss)	(8)%	(14)%	18%	12%

Comment from Monsanto Chairman, President and Chief Executive Officer Hugh Grant:

"Across the industry, every company is dealing with historic volatility caused by uncertainty in the commodities and credit markets, but our fundamental belief is that if we focus on the things in our business that we control, and we do those things well, there’s significant growth ahead for our business.  As the markets sort themselves out, our basic premise will be the same – greater grain demand drives the need for more yield, more yield requires more innovation, and the companies that innovate will grow.  That’s exactly who we are.”

Operations Update
Monsanto reported record net sales of $2 billion for the fourth quarter of fiscal year 2008, which were 35 percent higher than sales in the same period in fiscal year 2007. Key drivers for the quarter were higher sales of branded Roundup herbicides and soybean seeds and traits. Sales of vegetable seeds also improved primarily from the inclusion of the De Ruiter vegetable seeds business, which was not part of the company’s business in the prior fourth quarter.

Monsanto saw record net sales of $11.4 billion in the company’s fiscal year 2008, which were 36 percent higher than sales in fiscal year 2007. Key contributors to the company's growth included increased sales of Roundup and other glyphosate-based herbicides globally, higher worldwide corn seed and traits revenue, increased revenue from the company’s U.S. soybean and cotton seeds and traits businesses. Increased revenue from the company’s vegetable seed portfolio also contributed to results in the year.

Monsanto reported a net loss of $172 million in the fourth quarter of fiscal year 2008, compared with a reported net loss of $210 million in the same period last year. The company previously disclosed an expected loss for the fourth quarter as a result of seasonality in certain product sales and in-process research and development (IPR&D) expenses related to the acquisition of the De Ruiter vegetable seeds business. For fiscal year 2008, Monsanto reported net income of $2 billion, which was significantly higher than net income of $993 million in fiscal year 2007.

Loss per share for the fourth quarter was $(0.31) on an as-reported basis, and was $(0.03) on an ongoing basis. Earnings per share (EPS) for fiscal year 2008 was $3.62 on an as-reported basis, and $3.64 on an ongoing basis. (For a reconciliation of ongoing EPS, see page 1.) As-reported EPS results for both periods reflect the effect of discontinued operations for the Posilac® brand and related dairy business, as well as IPR&D charges. EPS results for the full year were also affected favorably by $0.23 per share after tax from the settlement of Monsanto’s claims in conjunction with Solutia’s emergence from bankruptcy.

Cash Flow
For fiscal year 2008, net cash provided by operating activities was $2.8 billion, compared with $1.9 billion in the same period in 2007. Net cash required by investing activities was $2 billion in fiscal year 2008, compared with net cash required of $1.9 billion for the same period last year. As a result, free cash flow was a source of $772 million for fiscal year 2008, compared with a use of $57 million in fiscal year 2007. (For a reconciliation of free cash flow, see note 1.) Free cash flow in fiscal year 2008 supported the investment of $1 billion in acquisitions and technology investments, a reinvestment of an additional $918 million in capital expenditures as well as the return of $419 million of cash to shareowners through dividends, and a $361 million share repurchase investment. Net cash required by financing activities was $102 million for fiscal year 2008, compared with net cash required of $583 million last year.

Outlook
Monsanto said that its full-year 2009 EPS guidance, on an as-reported and ongoing basis, is in the range of $4.20 to $4.40. The company’s 2009 EPS guidance reflects a projected growth rate of approximately 15 percent to 20 percent from the fiscal year 2008 EPS ongoing base of $3.64 per share.

The company also provided guidance for free cash flow for fiscal year 2009 in the range of $1.8 billion. The company expects net cash provided by operating activities to be $3 billion, and net cash required by investing activities to be approximately $1.2 billion for fiscal year 2009. (For a reconciliation of free cash flow, see note 1.)

Monsanto also noted that it expects that SG&A expense as a percent of sales for fiscal year 2009 will be in the range of 19 percent and that its R&D expenses as a percent of sales for fiscal year 2009 are expected to be in the range of 9.5 percent to 10 percent.

Monsanto announced that it now expects that gross profit for the entire company will grow to $9.5 billion to $9.75 billion for 2012, or roughly two-and-a-quarter times the company’s 2007 base. This estimate exceeds the company’s prior gross profit estimate of $8.6 billion to $9.1 billion. The company also noted that it expects to realize a compound annual growth rate for gross profit of 18 percent to 20 percent through 2012.

Trait Acreage Report
As part of today's announcement, Monsanto published its year-end report on the company's biotech trait acreage for fiscal year 2008. This report is available on Monsanto's web site at: www.monsanto.com/monsanto/layout/investor/company/crop.asp.

Performance Against Key Growth Drivers Between 2007 and 2012
Between 2007 and the end of 2012, Monsanto’s business is poised to effectively double the gross profit potential of its business. This growth will be led by the company’s performance against six key areas within its global seeds and traits business (see below). These drivers were outlined at the company’s November 2007 investor event. The chart below outlines Monsanto’s progress against its six growth drivers during its 2008 fiscal year.

Growth Drivers and 2012 Commitments	Fiscal Year 2008 Performance Against Milestones
U.S. Corn Business o Grow U.S. seed footprint by 1 to 2 share points annually in DEKALB brand o Expand triple trait penetration to 45 million to 55 million acres by 2010 and bridge to SmartStax launch	o 2.5 percentage point gain in DEKALB o 1.5 percentage point gain in American Seeds Inc. o 29 million acres planted with triple-trait technology
International Corn Business
o Grow international seed footprint by 1 to 2 share points annually
o Stem losses in Brazil and hold share in 2008; grow business in 2009 and beyond
o Set the table for biotech trait ramp-up outside the United States

o 6 percentage point gain in Argentina corn seed region
o Held corn seed share at 40 percent in Brazil
o India corn seed share decreased approximately 3 percentage points
o EU 27 corn seed share decreased approximately 1 percentage point
o Launched first double-stack corn trait in Argentina
o Launched YieldGard Corn Borer technology in Brazil
o Acquisition of Semillas Cristiani Burkard, a leading seed company in Central America

Global Soybean Business
o Release Roundup Ready 2 Yield soybeans on 1 million to 2 million acres in 2009
o Grow penetration of Roundup Ready soybeans in Brazil to create footprint for Roundup Ready 2 Yield with insect-protected soybeans

o Regulatory approvals received for Roundup Ready 2 Yield soybean product in China, Japan, Philippines and Taiwan
o Penetration of Roundup Ready soybeans grew to 54 percent of the planted acres in Brazil in fiscal year 2008, up from 51 percent in fiscal year 2007

Global Cotton Business o Apply breeding technology to diverse Delta and Pine Land germplasm o Convert cotton portfolio to second-generation traits in the United States and India
o Mix of second-generation, double-stacked traits increased to more than 65 percent in the United States
o Approximately 4 million farmers cultivated Bollgard and Bollgard II cotton on approximately 76 percent of India’s total cotton acres in 2008.
o India sees strong adoption of Bollgard II as acres increase 275 percent year on year to 4.5 million

Vegetable Seeds Business
o Improve working capital and margins through operational excellence, pricing to value and shift to richer mix
o Launch new products with increased value and accelerate launches via use of molecular markers

o Gross profit as a percent of sales grew to 53 percent for the full year
o Acquisition of De Ruiter Seeds, one of the world’s leading protected-culture vegetable seed breeding companies
o On track for completion of 2,500 markers for tomatoes and peppers and 1,500 markers for an additional 11 crops by the 2009 target; a 50 percent increase in the number of markers for the latter group

Research and Development (R&D) Pipeline
o Continue to drive breeding gains across crop platforms
o Deliver value in established trait pipeline and unlock opportunity in yield and stress BASF collaboration

o Roundup Ready 2 Yield soybeans completed key regulatory approvals in global areas, a key step towards the product’s commercial introduction in 2009
o 10 biotech projects advanced in phases, including both first- and second-generation drought-tolerant corn projects
o Nearly 175 locations of yield and stress field trials in progress in 2008

Seeds and Genomics Segment Detail

($ in millions)	Net Sales				Gross Profit
Seeds and Genomics	Fourth Quarter 2008	Fourth Quarter 2007	Fiscal Year 2008	Fiscal Year 2007	Fourth Quarter 2008	Fourth Quarter 2007	Fiscal Year 2008	Fiscal Year 2007
Corn seed and traits	$353	$364	$3,542	$2,807	$151	$178	$2,174	$1,721
Soybean seed and traits	110	33	1,174	901	76	7	725	588
Cotton seed and traits	89	59	450	319	61	45	313	267
Vegetable seeds	223	168	744	612	124	57	394	267
All other crops seeds and traits	166	118	459	325	97	72	251	171
TOTAL Seeds and Genomics	$941	$742	$6,369	$4,964	$509	$359	$3,857	$3,014

($ in millions)	Earnings Before Interest & Taxes (EBIT)
Seeds and Genomics	Fourth Quarter 2008	Fourth Quarter 2007	Fiscal Year 2008	Fiscal Year 2007
EBIT (For a reconciliation of EBIT, see note 1.)	$(443)	$(397)	$1,200	$905
Unusual Items Affecting EBIT
Acquired In-Process R&D (De Ruiter and Delta and Pine Land)	$(161)	$(186)	$(161)	$(186)
Income on Discontinued Operations	None	$50	None	$45

The Seeds and Genomics segment consists of the company’s global seeds and related traits business, and genetic technology platforms.

Sales for Monsanto’s Seeds and Genomics segment were $941 million for the fourth quarter of fiscal year 2008, or 27 percent higher than sales in the same period last year.

During the fourth quarter of fiscal year 2008, the company realized improved sales from its soybean seed and traits business. Results in the quarter also benefited from improved sales of vegetable seeds with the inclusion of sales from the De Ruiter vegetable seeds business, which were not part of the company’s business in the prior fourth quarter. Fourth-quarter sales from Monsanto’s corn seed and traits business were down 3 percent because of timing of branded sales and licensee royalties.

Monsanto realized record segment sales of $6.4 billion for fiscal year 2008, which were 28 percent higher compared with sales last fiscal year. The key driver for growth in the fiscal year was higher global corn seed and traits revenue, which increased 26 percent compared with the same period last year. Strong customer demand for the company’s branded corn seed products contributed to a seventh consecutive year of share gains in the U.S. corn seed region for our DEKALB brand. This year the brand gained 2.5 percentage points.

The company’s performance in the year also benefited from improved soybean seed and traits revenue, as farmer demand increased and as more acres were planted to soybeans in the United States.

Results in the year also benefited from improved sales of cotton seeds and traits, as well as improved sales of vegetable seeds. These results included the company’s acquisitions of Delta and Pine Land Company, which was completed in the fourth quarter of 2007, and the De Ruiter vegetable seeds business, which the company acquired in the fourth quarter of 2008.

Agricultural Productivity Segment Detail

($ in millions)	Net Sales				Gross Profit
Agricultural Productivity	Fourth Quarter 2008	Fourth Quarter 2007	Fiscal Year 2008	Fiscal Year 2007	Fourth Quarter 2008	Fourth Quarter 2007	Fiscal Year 2008	Fiscal Year 2007
Roundup and other glyphosate-based herbicides	$936	$632	$4,094	$2,568	$417	$219	$1,976	$854
All other agricultural productivity products	174	144	902	817	34	65	344	362
TOTAL Agricultural Productivity	$1,110	$776	$4,996	$3,385	$451	$284	$2,320	$1,216

($ in millions)	Earnings Before Interest & Taxes (EBIT)
Agricultural Productivity	Fourth Quarter 2008	Fourth Quarter 2007	Fiscal Year 2008	Fiscal Year 2007
EBIT (For a reconciliation of EBIT, see note 1.)	$205	$48	1,691	$470
Unusual Items Affecting EBIT
Income (Loss) on Discontinued Operations	$8	$(4)	$22	$8
Solutia Claim Settlement	None	None	$210	None

The Agricultural Productivity segment consists primarily of crop protection products and the lawn-and-garden herbicide business.

Sales for Monsanto’s Agricultural Productivity segment were $1.1 billion for the fourth quarter of fiscal year 2008, or 43 percent higher compared with sales in the same period last year. Results in the quarter reflect improved pricing of branded Roundup herbicides.

Sales for the segment were $5 billion for fiscal year 2008, or 48 percent higher compared with sales in the same period last year. Segment sales benefited from higher sales of Roundup and other glyphosate-based herbicides globally. Improved pricing in all regions contributed to the results.

Webcast Information
In conjunction with this announcement, Monsanto will hold a conference call at 8:30 a.m. central time (9:30 a.m. eastern time) today. The call will focus on these results and future expectations. The call may also include a discussion of Monsanto’s strategic initiatives, product performance and other matters related to the company’s business.

Presentation slides and a simultaneous audio webcast of the conference call may be accessed by visiting the company’s web site at www.monsanto.com/investor/. Visitors may need to download Windows Media Player™ prior to listening to the webcast. Following the live broadcast, a replay of the webcast will be available on the Monsanto web site for three weeks.

About Monsanto Company

Monsanto Company (NYSE:MON) is a leading global provider of technology-based solutions and agricultural products that improve farm productivity and food quality. Monsanto remains focused on enabling both small-holder and large-scale farmers to produce more from their land while conserving more of our world's natural resources such as water and energy. To learn more about our business and our commitments, please visit: http://www.monsanto.com/.

Cautionary Statements Regarding Forward-Looking Information:
Certain statements contained in this release are "forward-looking statements," such as statements concerning the company's anticipated financial results, current and future product performance, regulatory approvals, business and financial plans and other non-historical facts. These statements are based on current expectations and currently available information. However, since these statements are based on factors that involve risks and uncertainties, the company's actual performance and results may differ materially from those described or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, among others: continued competition in seeds, traits and agricultural chemicals; the company's exposure to various contingencies, including those related to intellectual property protection, regulatory compliance and the speed with which approvals are received, and public acceptance of biotechnology products; the success of the company's research and development activities; the outcomes of major lawsuits; developments related to foreign currencies and economies; successful operation of recent acquisitions; fluctuations in commodity prices; compliance with regulations affecting our manufacturing; the accuracy of the company's estimates related to distribution inventory levels; the company's ability to fund its short-term financing needs and to obtain payment for the products that it sells; the effect of weather conditions, natural disasters and accidents on the agriculture business or the company's facilities; and other risks and factors detailed in the company's most recent reports on Forms 10-Q and 10-K. Undue reliance should not be placed on these forward-looking statements, which are current only as of the date of this release. The company disclaims any current intention or obligation to update any forward-looking statements or any of the factors that may affect actual results.

Notes to editors: DEKALB, Roundup Ready 2 Yield, YieldGard, Deltapine, SmartStax, Bollgard, Bollgard II, DeRuiter Seeds, Roundup Ready and Roundup are registered trademarks owned by Monsanto Company and its wholly owned subsidiaries. All other trademarks are the property of their respective owners.

References to “Roundup herbicides” in this release mean Roundup branded herbicides, excluding lawn-and-garden herbicide products, and references to “Roundup and other glyphosate-based herbicides” exclude all lawn-and-garden herbicides.

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Monsanto Company
Selected Financial Information
(Dollars in millions, except per share amounts)
Unaudited

Statements of Consolidated Operations	Three Months Ended Aug. 31, 2008	Three Months Ended Aug. 31, 2007	12 Months Ended Aug. 31, 2008	12 Months Ended Aug. 31, 2007
Net Sales	$2,051	$1,518	$11,365	$8,349
Cost of Goods Sold	1,091	875	5,188	4,119
Gross Profit	960	643	6,177	4,230
Operating Expenses:
Selling, General and Administrative Expenses	711	586	2,312	1,858
Research and Development Expenses	314	223	980	770
Acquired In-Process Research and Development	161	186	164	193
Total Operating Expenses	1,186	995	3,456	2,821
Income (Loss) From Operations	(226)	(352)	2,721	1,409
Interest Expense	13	42	110	136
Interest Income	(27)	(32)	(132)	(120)
Solutia-Related Expenses (Income)	—	18	(187)	40
Other Expense – Net	7	15	4	25
Income (Loss) From Continuing Operations Before Income Taxes and Minority Interest	(219)	(395)	2,926	1,328
Income Tax Provision (Benefit)	(47)	(115)	899	403
Minority Interest Expense	7	5	20	12
Income (Loss) From Continuing Operations	(179)	(285)	2,007	913
Discontinued Operations:
Income From Operations of Discontinued Businesses	8	46	20	52
Income Tax Provision (Benefit)	(1)	29	3	(28)
Income on Discontinued Operations	7	75	17	80

Net Income (Loss)	$(172)	$(210)	$2,024	$993
EBIT (See note 1)	$(238)	$(349)	$2,891	$1,375
Basic Earnings (Loss) per Share:(1)
Income (Loss) From Continuing Operations	$(0.32)	$(0.52)	$3.66	$1.68
Income on Discontinued Operations	0.01	0.13	0.03	0.15
Net Income (Loss)	$(0.31)	$(0.39)	$3.69	$1.83

Diluted Earnings (Loss) per Share:(1)
Income (Loss) From Continuing Operations	$(0.32)	$(0.52)	$3.59	$1.65
Income on Discontinued Operations	0.01	0.13	0.03	0.14
Net Income (Loss)	$(0.31)	$(0.39)	$3.62	$1.79

Weighted Average Shares Outstanding:(1)
Basic	549.5	545.1	548.1	544.1
Diluted	549.5	545.1	559.3	555.0

Monsanto Company
Selected Financial Information
(Dollars in millions)
Unaudited

Condensed Statements of Consolidated Financial Position	As of Aug. 31, 2008	As of Aug. 31, 2007
Assets
Current Assets:
Cash and Cash Equivalents	$1,613	$866
Trade Receivables – Net of Allowances of $218 and $217, respectively	2,067	1,499
Miscellaneous Receivables	758	407
Deferred Tax Assets	338	449
Inventories	2,453	1,719
Assets of Discontinued Operations	153	—
Other Current Assets	243	144
Total Current Assets	7,625	5,084

Property, Plant and Equipment – Net	3,323	2,656
Goodwill	3,108	2,625
Other Intangible Assets – Net	1,563	1,415
Noncurrent Deferred Tax Assets	979	730
Long-Term Receivables – Net of Allowances of $168 and $131, respectively	636	79
Noncurrent Assets of Discontinued Operations	236	—
Other Assets	523	394
Total Assets	$17,993	$12,983

Liabilities and Shareowners’ Equity
Current Liabilities:
Short-Term Debt, Including Current Portion of Long-Term Debt	$24	$270
Accounts Payable	1,090	649
Income Taxes Payable	161	150
Accrued Compensation and Benefits	441	349
Accrued Marketing Programs	754	517
Deferred Revenues	867	260
Grower Production Accruals	172	86
Dividends Payable	132	96
Liabilities of Discontinued Operations	26	—
Miscellaneous Short-Term Accruals	772	698
Total Current Liabilities	4,439	3,075

Long-Term Debt	1,792	1,150
Postretirement Liabilities	590	542
Noncurrent Deferred Tax Liabilities	212	83
Long-Term Portion of Environmental and Related Litigation Reserve	168	135
Long-Term Deferred Revenue	566	—
Noncurrent Liabilities of Discontinued Operations	52	—
Other Liabilities	800	495
Shareowners’ Equity	9,374	7,503
Total Liabilities and Shareowners’ Equity	$17,993	$12,983

Debt to Capital Ratio:	16%	16%

Monsanto Company
Selected Financial Information
(Dollars in millions)
Unaudited

Statements of Consolidated Cash Flows	12 Months Ended Aug. 31, 2008	12 Months Ended Aug. 31, 2007
Operating Activities:
Net Income	$2,024	$993
Adjustments to Reconcile Cash Provided by Operating Activities:
Items That Did Not Require (Provide) Cash:
Depreciation and Amortization Expense	573	527
Bad-Debt Expense	57	70
Receipt of Securities from Solutia Settlement	(38)	—
Stock-Based Compensation Expense	90	73
Excess Tax Benefits from Stock-Based Compensation	(198)	(83)
Deferred Income Taxes	47	(89)
Equity Affiliate Expense – Net	(2)	34
Acquired In-Process Research and Development	164	193
Net Gain on Sale of Stoneville and NexGen Businesses	—	(73)
Other Items	7	15
Changes in Assets and Liabilities, Net of the Effects of Acquisitions:
Trade Receivables	(318)	(2)
Inventories	(691)	60
Deferred Revenues	492	129
Accounts Payable and Other Accrued Liabilities	889	147
Pension Contributions	(120)	(60)
Net Investment Hedge Settlements	(124)	(23)
Other Items	(53)	(57)
Net Cash Provided by Operating Activities	2,799	1,854

Cash Flows Provided (Required) by Investing Activities:
Purchases of Short-Term Investments	(132)	(59)
Maturities of Short-Term Investments	59	22
Capital Expenditures	(918)	(509)
Acquisitions of Businesses, Net of Cash Acquired	(1,007)	(1,679)
Purchases of Long-Term Equity Securities	(78)	—
Technology and Other Investments	(41)	(54)
Proceeds from Sale of Stoneville and NexGen Businesses	—	317
Other Investments and Property Disposal Proceeds	90	51
Net Cash Required by Investing Activities	(2,027)	(1,911)

Cash Flows Provided (Required) by Financing Activities:
Net Change in Financing With Less Than 90-Day Maturities	92	(5)
Short-Term Debt Proceeds	—	8
Short-Term Debt Reductions	(10)	(8)
Long-Term Debt Proceeds	546	8
Long-Term Debt Reductions	(254)	(281)
Payments on Other Financing	(3)	(16)
Debt Issuance Costs	(5)	—
Treasury Stock Purchases	(361)	(197)
Stock Option Exercises	114	83
Excess Tax Benefits From Stock-Based Compensation	198	83
Dividend Payments	(419)	(258)
Net Cash Required by Financing Activities	(102)	(583)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	77	46
Net Increase (Decrease) in Cash and Cash Equivalents	747	(594)
Cash and Cash Equivalents at Beginning of Period	866	1,460
Cash and Cash Equivalents at End of Period	$1,613	$866

Monsanto Company
Selected Financial Information
(Dollars in millions)
Unaudited

1.
EBIT, Ongoing EPS and Free Cash Flow:  The presentations of EBIT, ongoing EPS and free cash flow are not intended to replace net income (loss), cash flows, financial position or comprehensive income (loss), and they are not measures of financial performance as determined in accordance with generally accepted accounting principles (GAAP) in the United States. The following tables reconcile EBIT, ongoing EPS and free cash flow to the respective most directly comparable financial measure calculated in accordance with GAAP.

Reconciliation of EBIT to Net Income (Loss):  EBIT is defined as earnings (loss) before interest and taxes. Earnings (loss) is intended to mean net income (loss) as presented in the Statements of Consolidated Operations under GAAP. The following table reconciles EBIT to the most directly comparable financial measure, which is net income (loss).

	Three Months Ended Aug. 31,		12 Months Ended Aug. 31,
	2008	2007	2008	2007
EBIT – Seeds and Genomics Segment	$(443)	$(397)	$1,200	$905
EBIT – Agricultural Productivity Segment	205	48	1,691	470
EBIT– Total	(238)	(349)	2,891	1,375
Interest Expense (Income) – Net	(14)	10	(22)	16
Income Tax Provision (Benefit)(A)	(52)	(149)	889	366
Net Income (Loss)	$(172)	$(210)	$2,024	$993

(A)	Includes the income tax provision (benefit) from continuing operations, the income tax benefit on minority interest, the income tax provision (benefit) on discontinued operations.

Reconciliation of EPS to Ongoing EPS:  Ongoing EPS is calculated excluding certain after-tax items which Monsanto does not consider part of ongoing operations. The reconciliation of EPS to ongoing EPS for the fourth quarter and year ended Aug. 31, 2008 and 2007 is included on page 1 of this release.

Reconciliation of Free Cash Flow: Free cash flow represents the total of cash flows from operating activities and investing activities, as reflected in the Statements of Consolidated Cash Flows presented in this release. With respect to the fiscal year 2009 free cash flow guidance, Monsanto does not include any estimates or projections of Net Cash Provided (Required) by Financing Activities because in order to prepare any such estimate or projection, Monsanto would need to rely on market factors and conditions that are outside of its control.

	Fiscal Year 2009 Guidance	12 Months Ended Aug. 31,
		2008	2007
Net Cash Provided by Operating Activities	$3,000	$2,799	$1,854
Net Cash Required by Investing Activities	(1,200)	(2,027)	(1,911)
Free Cash Flow	$1,800	$ 772	$ (57)
Net Cash Required by Financing Activities	N/A	(102)	(583)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	N/A	77	46
Net Increase (Decrease) in Cash and Cash Equivalents	N/A	$ 747	$ (594)
Cash and Cash Equivalents at Beginning of Period	N/A	$ 866	$ 1,460
Cash and Cash Equivalents at End of Period	N/A	$ 1,613	$ 866